                                                               Exhibit (a)(1)(i)



                            BROWN-FORMAN CORPORATION
                           OFFER TO PURCHASE FOR CASH

               UP TO 1,500,000 SHARES OF ITS CLASS A COMMON STOCK

                                      AND

               UP TO 6,800,000 SHARES OF ITS CLASS B COMMON STOCK

   AT A PURCHASE PRICE NOT GREATER THAN $73.00 NOR LESS THAN $63.00 PER SHARE

  THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
      NEW YORK CITY TIME, ON MARCH 4, 2003, UNLESS THE OFFER IS EXTENDED.

Brown-Forman Corporation, a Delaware corporation ("we," "us," or "our" below), invites its shareholders ("you" or "your" below) to tender shares of our Class A Common Stock, par value $.15 per share ("Class A Shares"), and our Class B Common Stock, par value $.15 per share ("Class B Shares") (collectively, the "Shares"), in each case, at prices you specify within the range of $63.00 to $73.00 per Share (the "Price Range"), on the terms and subject to the conditions set out in this Offer to Purchase and in the related Letters of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). We will determine a single price per Share within the Price Range that we will pay for Class A Shares properly tendered pursuant to the Offer (the "Class A Purchase Price") and a single price per Share within the Price Range that we will pay for Class B Shares properly tendered pursuant to the Offer (the "Class B Purchase Price") (collectively, the "Purchase Prices"), in each case taking into account the number of Shares of the relevant class so tendered and the prices specified by tendering shareholders of that class. We will select the Class A Purchase Price that will allow us to purchase 1,500,000 Class A Shares and the Class B Purchase Price that will allow us to purchase 6,800,000 Class B Shares (or, in each case, such smaller number as are properly tendered and not properly withdrawn pursuant to the Offer). We will then buy all Shares properly tendered and not properly withdrawn at prices at or below the relevant Purchase Price, on the terms and subject to the conditions of the Offer, including the proration provisions. Shares tendered at prices greater than the relevant Purchase Price and Shares not purchased because of proration will not be purchased in the Offer. Shares not purchased in the Offer will be returned promptly after the expiration of the Offer. We reserve the right, in our sole discretion, to purchase more than 1,500,000 Class A Shares and/or 6,800,000 Class B Shares in the Offer, subject to applicable law.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OBTAINING FINANCING AND OTHER CONDITIONS. SEE SECT

                                   IMPORTANT

If you want to tender any or all of your Shares, you should either: (1) complete and sign the proper Letter of Transmittal (blue for Class A Shares and green for Class B Shares) or a copy of it according to the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to National City Bank (the "Depositary"), and either mail or deliver the stock certificates for your Shares to the Depositary or follow the procedure for book-entry delivery set out in Section 3(d) below; or (2) ask your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you want to tender those Shares. If you want to tender Shares but your certificate for those Shares is not immediately available, you should tender those Shares by following the procedures for guaranteed delivery set out in Section 3(e) below.

NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. WE ARE NOT AWARE THAT ANY OF OUR DIRECTORS, EXECUTIVE OFFICERS OR CONTROL PERSONS INTEND TO TENDER ANY SHARES IN THE OFFER.

TO TENDER SHARES PROPERLY, YOU MUST COMPLETE THE SECTION OF THE APPLICABLE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES.

The Shares are listed and traded on the New York Stock Exchange. On the last trading day before we announced the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $64.90 for Class A Shares and $62.14 for Class B Shares. You should obtain current market quotations for the Shares before deciding whether and at which Purchase Price or Prices to tender your Shares.

Please contact the Information Agent or the Dealer Manager at the addresses and telephone numbers set out on the back cover of this Offer to Purchase if you have questions or need help. If you would like more copies of this Offer to Purchase, the Letters of Transmittal, or the Notices of Guaranteed Delivery, please contact the Information Agent at its address and telephone number set out on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:

                              GOLDMAN, SACHS & CO.
February 4, 2003

WE HAVE NOT AUTHORIZED ANY PERSON, ON OUR BEHALF:

(A) TO RECOMMEND WHETHER OR NOT YOU SHOULD TENDER SHARES PURSUANT TO THE OFFER;
    OR

(B) TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTERS OF TRANSMITTAL.

DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR
REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

                               SUMMARY TERM SHEET

     This summary term sheet highlights the most material information in this document, but you should understand that it does not describe all of the detail of the tender offer. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my
shares?.......................   Brown-Forman Corporation, which we refer to as
                                 "we," "us" or "Brown-Forman," is offering to purchase shares of its Class A Common Stock and Class B Common Stock in a self-tender offer.

What will the purchase price
for the shares be?............   We are conducting the offer through a procedure
                                 commonly called a modified "Dutch auction."
                                 This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. For each class, the price range for this offer is $63.00 to $73.00 per share. We will select the lowest purchase price for Class A Shares that will allow us to buy 1,500,000 Class A Shares and the lowest purchase price for Class B Shares that will allow us to buy 6,800,000 Class B
                                 Shares (or, in each case, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn). All shares of a class we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares of that class above the purchase price we determine. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price we determine. This election could result in your shares being purchased at the minimum price of $63.00 per share. If your shares are purchased in the offer, you will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period. See Section 1.

How many shares will
Brown-Forman purchase?........   We will purchase 1,500,000 shares of Class A
                                 Common Stock and 6,800,000 shares of Class B
                                 Common Stock, validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. We also reserve the right to purchase an additional number of shares not to exceed 2% of the outstanding shares of each class, and could decide to purchase more shares, subject to applicable legal requirements. As of January 31, 2003, there were issued and outstanding 28,891,260 shares of Class A Common Stock and 39,530,357 shares of Class B Common Stock. See Section 1.

Why is Brown-Forman making the
offer?........................   We are making this offer because we believe it
                                 would be financially advantageous for us to purchase the shares. Our offer also will provide the opportunity for holders to sell shares without the usual transaction costs associated with open market sales. See Section
                                 8.

How will Brown-Forman pay for
the shares?...................   We anticipate that we will obtain all of the
                                 funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, through borrowings under credit agreements that we are currently negotiating.
                                 The offer is subject to the receipt of
                                 financing. See Section 6 and Section 9.

How long do I have to tender
my shares?....................   You may tender your shares until the tender
                                 offer expires. The tender offer will expire on Tuesday, March 4, 2003, at 12:00 Midnight, New
                                 York City time, unless we extend it. See
                                 Section 1. We may choose to extend the tender offer for either class of shares for any reason, subject to applicable laws. See Section
                                 15.

How will I be notified if
Brown-Forman extends the
tender offer?.................   We will issue a press release by 9:00 a.m., New
                                 York City time, on the first business day after the previously scheduled expiration date if we decide to extend the tender offer. We cannot assure you that the offer will be extended or, if extended, for how long. See Section 15.

Are there any conditions to
the tender offer?.............   Yes. The tender offer is subject to conditions,
                                 such as obtaining financing, the absence of court or governmental action prohibiting the tender offer or the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See Section 6.

Following the offer, will
Brown-Forman continue as a
public company?...............   Yes. The completion of the offer in accordance
                                 with its conditions should not cause either the Class A Common Stock or the Class B Common
                                 Stock to be delisted from the New York Stock
                                 Exchange or cause us to no longer be subject to the periodic reporting requirements of the Securities Exchange Act of 1934. See Section
                                 12.

How do I tender my shares?....   To tender your shares, before 12:00 Midnight,
                                 New York City time, on Tuesday, March 4, 2003, unless the tender offer is extended:

                                 - you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal applicable to your shares to the Depositary at one of the Depositary's addresses appearing on the back cover page of this document; or

                                 - the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal applicable to your shares; or

                                 - you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

                                 - you must comply with the guaranteed delivery procedure.

                                 If you need assistance, contact the Information Agent or the Dealer Manager. See Section 3 and the instructions to the related Letter of Transmittal.

Once I have tendered shares in
the tender offer, can I
withdraw my tender?...........   You may withdraw any shares you have tendered
                                 at any time before 12:00 Midnight, New York
                                 City time, on Tuesday, March 4, 2003. If we extend the tender offer, you may withdraw any shares you have tendered through the date specified in the announcement of the extension.
                                 If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after April 1, 2003. See Section 4.

How do I withdraw shares I
previously tendered?..........   You must deliver, on a timely basis, a written,
                                 telegraphic or facsimile notice of your
                                 withdrawal to the Depositary at one of the Depositary's addresses appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See
                                 Section 4.

If I decide not to tender, how
will the offer affect my
shares?.......................   Stockholders who choose not to tender will own
                                 a greater percentage interest in us following the offer. See Section 8.

Has Brown-Forman or its board
of directors adopted a
position on the tender
offer?........................   Our board of directors has approved the offer.
                                 However, neither we nor our board of directors nor the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you should tender your shares. We are not aware that any of our directors, executive officers or control persons intend to tender any shares in the offer. See Section 8 and Section 11.

If I own fewer than 100 shares
and I tender all my shares,
will I be subject to
proration?....................   With respect to each class, if more shares than
                                 we intend to purchase are properly tendered at or below the purchase price and not properly withdrawn, we will first purchase shares tendered at or below the purchase price by odd lot holders. We will then purchase all other shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. If you own beneficially or of record fewer than 100 shares, to qualify for this exception from proration you must properly tender all of these shares at or below the purchase price before the tender offer expires and complete the section entitled "Odd Lots" in the related Letter of Transmittal. See Section
                                 2.

When will Brown-Forman pay for
the shares I tender?..........   We will pay the purchase price to you in cash,
                                 without interest, for the shares we purchase as promptly as practicable after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

What were the trading prices
of Brown-Forman common stock
before the offer?.............   On January 31, 2003, the last full trading day
                                 before the date of the public announcement of the offer, the last reported sale prices of our shares of Class A Common Stock and Class B
                                 Common Stock were $64.90 and $62.14,
                                 respectively.

Will I have to pay brokerage
commissions if I tender my
shares?.......................   If you are a registered stockholder and you
                                 tender your shares directly to the Depositary, you will not incur any brokerage commissions.
                                 If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs apply. See
                                 Section 8.

What are the U.S. federal
income tax tax consequences if
I tender my shares?...........   Generally, you will be subject to U.S. federal
                                 income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates.
                                 See Section 14.

Whom can I talk to if I have
questions?....................   The Information Agent and the Dealer Manager
                                 can help answer your questions. The Information
                                 Agent is Georgeson Shareholder Communications
                                 Inc. and the Dealer Manager is Goldman, Sachs &
                                 Co. Their contact information is set forth on the back cover page of this document.

                               TABLE OF CONTENTS


SECTION                                                                    PAGE
-------                                                                    ----
SUMMARY TERM SHEET......................................................
FORWARD LOOKING STATEMENTS..............................................     1
 1.  NUMBER OF SHARES; PRORATION........................................     1
 2.  TENDERS BY HOLDERS OF FEWER THAN 100 SHARES........................     3
 3.  HOW TO TENDER SHARES...............................................     3
       (a)  PROPER TENDER OF SHARES.....................................     3
       (b)  SIGNATURE GUARANTEES AND METHOD OF DELIVERY.................     4
       (c)  BACKUP FEDERAL INCOME TAX WITHHOLDING.......................     4
       (d)  BOOK-ENTRY DELIVERY.........................................     4
       (e)  GUARANTEED DELIVERY.........................................     5
       (f)  DIVIDEND REINVESTMENT PLAN; EMPLOYEE STOCK PURCHASE PLAN....     5
       (g)  BROWN-FORMAN STOCK FUND IN OUR 401(K) PLANS.................     5
       (h)  RETURN OF UNPURCHASED SHARES................................     5
       (i)  TENDER CONSTITUTES AN AGREEMENT.............................     6
       (j)  DETERMINATIONS OF VALIDITY; REJECTION OF SHARES; WAIVER OF
            DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS............     6
       (k)  LOST OR DESTROYED CERTIFICATES..............................     6
 4.  WITHDRAWAL RIGHTS..................................................     7
 5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE...................     7
 6.  CERTAIN CONDITIONS OF THE OFFER....................................     8
 7.  PRICE RANGE OF SHARES; DIVIDENDS...................................    10
 8.  BACKGROUND AND PURPOSE OF THE OFFER................................    10
 9.  SOURCE AND AMOUNT OF FUNDS.........................................    11
10.  CERTAIN INFORMATION ABOUT US.......................................    11
       SUMMARY HISTORICAL FINANCIAL INFORMATION.........................    12
       UNAUDITED PRO FORMA FINANCIAL INFORMATION........................    13
       ADDITIONAL INFORMATION...........................................    13
11.  INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS, TRANSACTIONS AND
     ARRANGEMENTS CONCERNING THE SHARES.................................    14
12.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER      16
     THE EXCHANGE ACT...................................................
13.  CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS............    17
14.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES............................    17
       IN GENERAL.......................................................    17
       DIVIDEND VS. EXCHANGE TREATMENT..................................    17
       CORPORATE DIVIDENDS-RECEIVED DEDUCTION...........................    19
       FOREIGN SHAREHOLDERS.............................................    19
       SHARES TENDERED FROM THE BROWN-FORMAN STOCK FUND.................    20
15.  EXTENSION OF OFFER; TERMINATION; AMENDMENTS........................    20
16.  FEES AND EXPENSES..................................................    21
       (a)  THE DEALER MANAGER..........................................
       (b)  THE INFORMATION AGENT AND DEPOSITARY........................
17.  MISCELLANEOUS......................................................    21

                           FORWARD LOOKING STATEMENTS


     This document and documents incorporated by reference contain certain statements that are not historical facts and constitute projections, forecasts or other forward-looking statements. When we use the words "believe," "expect," "anticipate," "intend," "plan," "estimate," "may," "should," or similar expressions, or when we discuss our strategy or plans, we are making such projections, forecasts or other forward-looking statements. These statements speak only as of the date the statement was made and are not guarantees of performance. These statements are expressly qualified in their entirety by the cautionary statements included in this document. They involve risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from the anticipated results or other expectations expressed in these statements. Specific factors that might cause such a difference include, but are not limited to, factors discussed in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "Commission"). We have no current intent and undertake no obligation to revise the forward-looking statements contained in this document or to update them, whether to reflect events or circumstances occurring after the date of this document or otherwise, except as required by law.


                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

     GENERAL. Upon the terms and subject to the conditions set forth both in this Offer to Purchase and the related Letters of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"), Brown-Forman Corporation ("we," "us" or "our" below) will buy from our shareholders ("you" or "your" below) 1,500,000 shares of our Class A Common Stock, par value $.15 per share ("Class A Shares") and 6,800,000 shares of our Class B Common Stock, par value $.15 per share ("Class B Shares") (collectively, the "Shares"), or such smaller number of Shares as are properly tendered on or before the Expiration Date (and not withdrawn in accordance with Section 4), in each case, at a price (determined separately for each class of Shares in the manner set out below) within the range of $63.00 to $73.00 per Share (the "Price Range"), net in cash, without interest. "Expiration Date," as to each class of Shares, means 12:00 Midnight, New York City time, on Tuesday, March 4, 2003 unless we extend the Offer for that class; then, "Expiration Date" shall mean the time and date to which we have extended the Offer for that class. See
Section 15 for a description of our right to extend, delay, terminate, or amend the Offer. Subject to Section 2, if the Offer is over-subscribed as to a class, Shares of that class tendered at or below the Purchase Price before the Expiration Date will be eligible for and subject to proration.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OBTAINING FINANCING AND CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     We will determine a single per Share price within the Price Range that we will pay for the Class A Shares properly tendered pursuant to the Offer (the "Class A Purchase Price") and a single per Share price within the Price Range that we will pay for the Class B Shares properly tendered pursuant to the Offer (the "Class B Purchase Price"), in each case, taking into account the number of Shares of the class tendered and the prices specified by tendering shareholders of that class. We will choose the Class A Purchase Price that will allow us to buy 1,500,000 Class A Shares and the Class B Purchase Price that will allow us to buy 6,800,000 Class B Shares (or, in each case, such smaller number as are properly tendered at prices within the Price Range pursuant to the Offer). We may buy more than 1,500,000 Class A Shares or more than 6,800,000 Class B Shares pursuant to the Offer, subject to applicable law, but we do not currently plan to do so.

     If:

         (a) we announce an increase in the number of Class A Shares or Class B Shares we seek to buy pursuant to the Offer and that increase exceeds 2% of the outstanding Shares of that class, or if we announce a decrease in the number of Shares of either class we seek to buy pursuant to the Offer; and

         (b) we make that announcement (as specified in Section 15) when the Offer for the affected class of Shares is scheduled to expire less than ten business days from and including the date that we announce the increase or decrease, then we will extend the Offer for that class of Shares for at least ten business days from and including the date of the announcement.

     A "business day" means any day other than a Saturday, Sunday, or federal holiday, and consists of the period from 12:01 A.M. through 12:00 Midnight, New York City time.

     If you want to tender Shares, you must specify the price (within the Price Range at which you are willing to tender your Shares. See Instruction 5 of each Letter of Transmittal. Class A Shares and Class B Shares have separate Letters of Transmittal printed on different colors of paper (blue for Class A Shares and green for Class B Shares). You may also submit separate Letters of Transmittal with different prices for Shares. If you hold both Class A Shares and Class B Shares that you wish to tender, you must submit a separate Letter of Transmittal for each class of Shares, and you may submit different prices for each class.

     As soon as practical following the Expiration Date(s), and subject to the terms of the Offer, we will:

         (a) determine the Purchase Price (within the Price Range) for each class of Shares that we will pay for Shares of that class properly tendered pursuant to the Offer, taking into account the number of Shares of that class tendered and the prices specified by tendering Shareholders of that class;

         (b) buy all Class A Shares tendered pursuant to the Offer at or below the Class A Purchase Price, and all Class B Shares tendered pursuant to the Offer at or below the Class B Purchase Price, subject to proration; and

         (c) return, at our expense, all Shares we do not buy pursuant to the Offer (including Shares tendered at prices greater than the relevant Purchase Prices and Shares not purchased because of proration).

     For example, if you tender Shares at $65.00 per Share and the Purchase Price for Shares of that class is set at $67.00 per Share, we will purchase, at $67.00 per Share, all of the Shares that you tendered. But if you tender Shares at $67.50 per Share and the Purchase Price for Shares of that class is set at $67.00 per Share, we will not buy any of those Shares. (NOTE THAT THIS EXAMPLE IS FOR ILLUSTRATION ONLY. IT DOES NOT REPRESENT OUR EXPECTATIONS AS TO THE PURCHASE PRICES.)

     This Offer to Purchase and the related Letters of Transmittal are being mailed to shareholders of record and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     PRORATION. Upon the terms and subject to the conditions of the Offer, if, before the Expiration Date, shareholders properly tender greater than 1,500,000 Class A Shares or 6,800,000 Class B Shares, or such greater number of Shares as we may elect to purchase, subject to applicable law, at or below the relevant Purchase Prices, we will accept Shares of each class in the following order of priority:

         (a) all Shares of that class properly tendered before the Expiration Date at or below the relevant Purchase Price by any Odd Lot Holder (someone who holds less than 100 Shares of a class and who so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery), as described in Section 2 below; and then

         (b) all other Shares of that class properly tendered before the Expiration Date at or below the relevant Purchase Price on a pro rata basis (with adjustments to account for fractional Shares).

     If we have to prorate our purchase of tendered Shares of a class, we will determine the final proration factor as soon as practical after the Expiration Date. For each class, proration for each stockholder tendering Shares will be based on the ratio that the number of Shares property tendered and not properly withdrawn by such stockholder bears to the total number of Shares properly tendered and not properly withdrawn by all stockholders at or below the applicable Purchase Price. Although we do not expect to be able to announce the final proration results until approximately seven New York Stock Exchange ("NYSE") trading days after the Expiration Date because of the difficulty in determining the number of shares properly tendered, including Shares tendered by guaranteed delivery procedures, and not properly withdrawn, we will announce preliminary results of proration by press release as soon as possible after the Expiration Date for that class. You may obtain preliminary information from the Information Agent, and you may also be able to obtain such information from your broker.

2.  TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.

     If you beneficially hold fewer than 100 Class A Shares or Class B Shares and you so certify in the appropriate place on the relevant Letter of Transmittal and, if applicable, on the relevant Notice of Guaranteed Delivery, you are an "Odd Lot Holder" as to that class of Shares. If the Offer is over-subscribed for that class of Shares and we need to prorate the Shares of that class that we will accept for purchase (as described in Section 1), we will still accept for purchase, without proration, all Class A Shares or Class B Shares (whether whole or fractional) from Odd Lot Holders properly tendered on or before the Expiration Date, subject to the terms of the Offer. If you are an Odd Lot Holder of a class of Shares and want to avoid proration as to those Shares, however, you must:

         (a) complete the box captioned "Odd Lots" on the applicable Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

         (b) properly tender at or below the relevant Purchase Price all Shares of that class that you beneficially own.

     This preference is not available to you for a class of Shares if you beneficially hold 100 or more Shares of that class, even if you have separate stock certificates for fewer than 100 Shares of that class.

3.  HOW TO TENDER SHARES.

     (a) PROPER TENDER OF SHARES. To tender your Shares properly pursuant to the Offer:

         (1) National City Bank (the "Depositary") must receive certificates for your Shares (or confirmation of receipt of your Shares pursuant to the procedures for book-entry delivery set out below), together with a properly completed and duly executed Letter of Transmittal (note that original Letters of Transmittal are printed on blue paper for Class A Shares and green paper for Class B Shares, but legible copies of any color will be accepted) with any required signature guarantees and any other documents required by the Letter of Transmittal, on or before the Expiration Date at one of the Depositary's addresses set out on the back cover of this Offer to Purchase; or

         (2) you must comply with the guaranteed delivery procedure set out below.

         Instruction 5 of the Letters of Transmittal requires you to indicate in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" on the Letter of Transmittal the price (in multiples of $0.50) at which you are tendering your Shares. If you want to tender Shares at more than one price, you must complete separate Letters of Transmittal for each price at which you are tendering Shares; you cannot tender the same Shares at more than one price unless you previously withdrew them according to the terms of the Offer. If you want to maximize the chance that your Shares will be purchased at the relevant Purchase Price, you should check the special box on the relevant Letter of Transmittal labeled "Shares Tendered at Price Determined by Dutch Auction." Note that this could result in your Shares being purchased at the minimum price of $63.00.

         YOU WILL MAKE A PROPER TENDER OF SHARES IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL, YOU CHECK EITHER THE BOX UNDER "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR ONE OF THE BOXES UNDER "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER."

     (b) SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required on a Letter of Transmittal if:

         (1) the Letter of Transmittal is signed by the registered holder of the Shares tendered with it and payment is to be made directly to that registered holder ("registered holder" includes any participant in The Depository Trust Company book-entry system (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares); or

         (2) Shares are tendered for the account of an "Eligible Institution" (defined to mean a member firm of a registered national securities exchange; a member of the National Association of Securities Dealers, Inc.; or a commercial bank or trust company having an office, branch, or agency in the United States).

     In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letters of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased are to be returned, to a person other than the registered owner, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

     YOU CAN CHOOSE THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK CERTIFICATES, BUT YOU ASSUME THE RISK OF DELIVERY TO THE DEPOSITARY. WE RECOMMEND THAT IF YOU CHOOSE TO MAIL YOUR DOCUMENTS, YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.

     (c) BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer, you must either:

         (1) give the Depositary your correct taxpayer identification number (or certify that you are awaiting a taxpayer identification number) and complete and submit the Substitute Form W-9 included in the Letter of Transmittal; or

         (2) otherwise establish an exemption from withholding.

     Foreign shareholders must submit Form W-8 in order to avoid backup withholding. Please also see Section 14, "Certain Federal Income Tax Consequences", for more tax information.

     (d) BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer. Any financial institution participating in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing that facility to transfer those Shares into the Depositary's account in accordance with the facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, you must, before the Expiration Date, either:

         (1) transmit to the Depositary a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantees, or an agent's message, and any other required documents, to one of the Depositary's addresses set out on the back cover page of this Offer to Purchase; or

         (2) follow the guaranteed delivery procedure set out below.

     Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     The term "agent's message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

     (e) GUARANTEED DELIVERY. If you want to tender Shares pursuant to the Offer and your certificates are not immediately available (or if you can not complete the procedures for book-entry delivery in time), or if time will not permit all required documents to reach the Depositary before the Expiration Date, you may still tender those Shares if:

         (1) your tender is made by or through an Eligible Institution;

         (2) the Depositary receives (by hand, mail, telegram, telex, or facsimile transmission), at or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase (indicating the price at which the Shares are being tendered or checking the "Shares Tendered at Purchase Price Determined by Dutch Auction" box); and

         (3) the Depositary receives the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of those Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), together with a properly completed and duly executed Letter of Transmittal (or a legible copy) and any other required documents, within five NYSE trading days after the date the Depositary receives your Notice of Guaranteed Delivery.

     You can choose the method of delivery of all documents, including stock certificates, but you assume the risk of delivery. We recommend that if you choose to mail your documents, you use registered mail with return receipt requested, properly insured.

     In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a copy of it), and any other documents required by the Letter of Transmittal.

     (f) DIVIDEND REINVESTMENT PLAN; EMPLOYEE STOCK PURCHASE PLAN. If you participate in our Dividend Reinvestment Plan or our Employee Stock Purchase Plan, and you want to tender Shares held under those plans pursuant to the Offer, you should mark the appropriate box on the Letter of Transmittal and follow the instructions therein.

     (g) BROWN-FORMAN STOCK FUND IN OUR 401(K) PLANS. Our 401(k) plans for our employees (the "Plans") own Shares which may be tendered in the Offer. In accordance with the Plans, the trustee of the Plans, Fidelity Management Trust Company (the "Trustee"), will provide each participant with instructions on how to direct the Trustee to tender Shares in the Offer.

     Plan participants themselves may not tender Shares held by the Plans, but each participant who has investments in the Plans' Brown-Forman Stock Fund may direct the Trustee to tender or refrain from tendering some or all of such participant's proportional interest in Shares held by the Plans. If the Trustee receives no direction from a participant, then the Trustee will not tender Shares on such participant's behalf.

     The direction of a participant to the Trustee to tender Shares on the participant's behalf is not an election by the participant to withdraw or have distributed any or all of the participant's account. Upon receipt of proceeds from the tender of Shares, the Trustee will credit participants who have directed the Trustee to tender Shares with their proportional shares of the proceeds. The proceeds will be invested by the Trustee in accordance with the Plans.

     (h) RETURN OF UNPURCHASED SHARES. If any tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if fewer than all Shares evidenced by a stockholder's certificate are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

     (i) TENDER CONSTITUTES AN AGREEMENT. The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between you and us on the terms and the conditions of the Offer, including your representation that:

         (1) you "own" the Shares being tendered within the meaning of Rule 14e-4 under the Securities Exchange Act of 1934 (the "Exchange Act"); and

         (2) your tender of Shares complies with Rule 14e-4.

     Do not tender Shares you do not own. You will violate Rule 14e-4 promulgated under the Exchange Act, if you tender Shares for your own account unless you:

         (1) have a "net long" position in those Shares (generally, this means you must own enough Shares to be able to tender the number you indicate in your Letter of Transmittal that you are tendering pursuant to the Offer); or

         (2) own other securities convertible into or exchangeable for such Shares or own an option or other right to purchase such Shares and intend to acquire Shares for tender by conversion, exchange or exercise of that option or right.

     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     (j) DETERMINATIONS OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We shall determine all questions as to the number of Shares to be accepted, the price to be paid for them pursuant to the terms of the Offer, and the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares, and our determination shall be final and binding on all parties. We may reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which, in the opinion of our counsel, may be unlawful. We also may waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured by you or waived by us. Neither we, the Dealer Manager, the Depositary, the Information Agent, nor any other person has any duty to give notice of any defects or irregularities in tenders, and neither we nor they shall incur any liability for failure to give any such notice.

     (k) LOST OR DESTROYED CERTIFICATES. If your certificate for part or all of your Shares has been lost, stolen, misplaced or destroyed, you may contact National City Bank, the transfer agent for our Shares, at (800) 622-6757, for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the applicable Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. You may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the transfer agent immediately in order to permit timely processing of this document and to determine if the posting of a bond is required.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF APPLICABLE TO SUCH SHARES, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.  WITHDRAWAL RIGHTS.

     You may withdraw any Shares tendered pursuant to the Offer at any time before the Expiration Date. Unless we have already accepted the Shares for payment, you may also withdraw the Shares after 12:00 Midnight, New York City time, on April 1, 2003. Unless you withdraw your Shares as described below, however, your tender of Shares pursuant to the Offer is irrevocable.

     For your withdrawal to be effective, the Depositary must timely receive (at one of its addresses set out on the back cover of this Offer to Purchase) a written, telegraphic, telex, or facsimile transmission notice of withdrawal. Your withdrawal notice must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder, if different from that of the person who tendered the Shares. If your certificates have been delivered or otherwise identified to the Depositary, you must submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) before the Depositary can release those certificates. If you tender your Shares pursuant to the book-entry delivery procedure set out in Section 3(d), your notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of that facility.

     We shall determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, and our determination shall be final and binding on all parties. Neither we, the Dealer Manager, the Depositary, the Information Agent nor any other person has any duty to give any notice of any defects or irregularities in any notice of withdrawal, and neither we nor they shall incur any liability for failure to give any such notice. Any Shares properly withdrawn will be deemed not to have been tendered for purposes of the Offer; you may, however, re-tender withdrawn Shares before the Expiration Date by again following any of the procedures described in Section 3.

     If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase Shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, as soon as practical after the Expiration Date for a class of Shares, we will determine the Purchase Price for that class, taking into account the number of Shares of that class tendered and the prices specified by shareholders tendering Shares of that class. We will then accept for payment (and thereby purchase) Shares of that class properly tendered and not properly withdrawn at or below the Purchase Price for that class. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) Shares when, as, and if we give oral or written notice to the Depositary of our acceptance of those Shares for payment pursuant to the Offer. We will pay for Shares purchased pursuant to the Offer by depositing the funds for those Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment by check to the tendering shareholders from whom we have purchased Shares.

     If proration is necessary, we will determine the proration factor and pay for Shares accepted for payment as soon as possible after the Expiration Date. We do not expect to be able to announce the final results of proration until approximately seven NYSE trading days after the Expiration Date. We will return certificates for all Shares not purchased, including all Shares tendered at prices greater than the relevant Purchase Price and Shares not purchased due to proration, as soon as practicable after the Expiration Date, at our expense. Similarly, Shares which we do not accept which were tendered by book-entry delivery will be credited to the account maintained within the Book-Entry Transfer Facility by the participant who delivered the Shares as soon as possible after the Expiration Date and at our expense. We will not under any circumstances pay interest on the Purchase Price.

     Generally, we will pay any stock transfer taxes payable on the transfer to us of Shares purchased pursuant to the Offer. We will, however, deduct from the Purchase Price the amount of any stock transfer taxes, whether imposed on the registered holder or another person tendering the Shares, payable on account of the transfer to the registered holder or such other person:

         (a) if the Purchase Price is to be made to any person other than the registered holder;

         (b) if (in the circumstances permitted by the Offer) unpurchased Shares are to be re-registered in the name of any person other than the registered holder; or

         (c) if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

unless satisfactory evidence of the payment of stock transfer taxes, or exemption from them, is submitted. See Instruction 7 of the Letters of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTERS OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 3(C).

6.  CERTAIN CONDITIONS OF THE OFFER.

     This section sets out the conditions under which we can amend, delay, extend, or cancel the Offer.


     We can amend or extend the Offer for one or both classes of Shares as provided in Section 15. In addition, notwithstanding any other provisions of the Offer, we may terminate the Offer and not accept for payment or pay for any Shares not already accepted for payment, or, subject to applicable law, postpone the acceptance for payment for Shares of one or both classes tendered, if at any time on or after the date of this Offer, any of the following events occurs (or if we determine that any of them has occurred) and, in our reasonable judgment in any such case and regardless of the circumstances (including any action or omission to act of ours), the event makes it inadvisable to proceed with the Offer or with such purchase or payment:


         (a) there shall have been threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority or agency or tribunal, domestic or foreign, that:

               (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit, or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer, or otherwise relates in any manner to the Offer; or


               (2) in our reasonable judgment, would or might materially affect our business, financial condition, income, operations or prospects or that of our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, or materially impair the Offer's contemplated benefits to us;



         (b) there shall have been any action threatened, pending, or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the Offer or to us or any of our subsidiaries, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (1) or
     (2) of paragraph (a) above;


         (c) there shall have occurred:

               (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States (whether or not mandatory);

               (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

               (3) the commencement of a war, act of terrorism, armed hostilities, or any other national or international crisis directly or indirectly involving the United States;


               (4) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any other event that, in the Company's reasonable judgment, would or might affect, the extension of credit by banks or other lending institutions in the United States;


               (5) any change in the general political, market, economic, or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or otherwise), income, operations, or prospects of us and our subsidiaries, taken as a whole, or the trading in either class of Shares;


               (6) in the case of any of the above conditions existing at the time the Offer begins, in the Company's reasonable judgment, a material acceleration or worsening of it; or


               (7) any change in either the Dow Jones Industrial Average (8,053.81 at the close of business on January 31, 2003) or the Standard and Poor's Index of 500 Industrial Companies (855.70 at the close of business on January 31, 2003) by an amount in excess of 10% measured from the close of business on January 31, 2003;

         (d) any change shall occur or be threatened or anticipated in the business, condition (financial or otherwise), income, operations, Share ownership, or prospects of us and our subsidiaries, taken as a whole, that is or may be material to us;

         (e) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination, or other similar transaction with or involving us, shall have been publicly proposed, announced or made by any person;

         (f) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the Commission before January 31, 2003 a Schedule 13G or a
     Schedule 13D with respect to any of the Shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Class A Shares;


         (g) any entity, group, or person who has filed with the Commission on or before such date a Schedule 13G or a Schedule 13D with respect to the Shares shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 2% of the outstanding Shares of either or both classes or shall have been granted any option or right to acquire beneficial ownership of more than 2% of such outstanding Shares;


         (h) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Shares; or

         (i) we have been unable to enter into one or more new credit facilities satisfactory to us and receive the proceeds thereof to provide the financing necessary to consummate the Offer.


     The above conditions are for our sole benefit. We may assert them regardless of the circumstances giving rise to any such condition (including our action or inaction), or we may waive them in whole or in part. Our failure at any time to exercise any of the above rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. We will not accept any tendered Shares for payment, and will promptly after the Expiration Date return all tendered Shares, if there are any conditions to the Offer that have not been satisfied or waived on or before the Expiration Date; except that:



         (x) if on or before the Expiration Date we have entered into satisfactory definitive financing agreements sufficient if funded to satisfy the financing condition set forth in paragraph (i) above, then after the Expiration Date we may terminate the Offer on the basis of a failure of the financing condition only if such failure is caused by the lender's exercise of closing conditions contained in such definitive financing agreements; and



         (y) we will not be required to purchase tendered Shares that we have accepted for payment if, at the time of purchase, it would be illegal for us to complete the purchase under applicable law.



     Our reasonable determination concerning the events described in this Section shall be final and binding.


7.  PRICE RANGE OF SHARES; DIVIDENDS.

     PRICE RANGES OF SHARES. The Shares are listed on the NYSE. The high and low sales prices per Share as reported on the NYSE Composite Tape and the dividends paid per Share during each of the periods indicated below are as follows:

                                                  CLASS A STOCK     CLASS B STOCK
                                                 ---------------   ---------------
                                                  HIGH     LOW      HIGH     LOW     DIVIDENDS
FISCAL YEAR ENDED APRIL 30, 2001                  ----     ---      ----     ---     ---------
-----------------------------------------------
1st Quarter....................................  $57.50   $49.00   $60.94   $50.00    $0.31
2nd Quarter....................................   60.75    49.75    61.19    50.44     0.31
3rd Quarter....................................   68.75    59.00    69.25    58.75     0.33
4th Quarter....................................   71.00    58.00    72.00    57.65     0.33
FISCAL YEAR ENDED APRIL 30, 2002
-----------------------------------------------
1st Quarter....................................   69.50    61.21    69.50    60.70     0.33
2nd Quarter....................................   68.60    60.25    68.56    59.08     0.33
3rd Quarter....................................   67.40    60.26    66.46    58.90     0.35
4th Quarter....................................   78.45    65.50    79.14    64.76     0.35
FISCAL YEAR ENDING APRIL 30, 2003
-----------------------------------------------
1st Quarter....................................   80.50    58.00    80.54    58.69     0.35
2nd Quarter....................................   75.50    65.76    75.35    64.82     0.35
3rd Quarter....................................   74.50    62.60    73.87    60.25     0.375

     On January 31, 2003, the last trading day before the announcement of the Offer, the closing sales price of the Shares as reported on the NYSE Composite Tape was $64.90 per Share for Class A Shares and $62.14 per Share for Class B Shares. You should obtain current market quotations for the Shares.

     DIVIDENDS. On January 23, 2003, our Board of Directors declared a dividend of $0.375 per share, to be paid on April 1, 2003 to shareholders of record on March 4, 2003. If you sell Shares and are not the record owner as of March 4, 2003, you will not receive this dividend. If, however, you tender Shares pursuant to the Offer, you will receive this dividend, even if you tender such Shares before March 4, 2003.

8.  BACKGROUND AND PURPOSE OF THE OFFER.

     We are making the Offer because our Board of Directors believes that the purchase of Shares pursuant to the Offer constitutes a prudent use of our financial resources, given our business profile, assets and prospects. If you are considering the sale of all or a portion of your Shares, the Offer gives you the opportunity to determine the minimum price at which you are willing to sell your Shares and, if we accept your Shares for purchase, to avoid the usual transaction costs associated with market sales. This opportunity to sell Shares without paying any brokerage fee may be particularly valuable to smaller shareholders, for whom such fees may be relatively high. The Offer also gives you the opportunity to sell Shares at prices greater than the market prices of the Shares prevailing before we announced the Offer.

     Shareholders who do not tender Shares or whose Shares are not purchased in the Offer will have a proportionate increase in their ownership interest in us. Although we cannot give any assurance as to the level of future earnings generated by our business, we expect future earnings may be subject to increased volatility arising from higher leverage resulting from borrowings to finance the purchase of Shares pursuant to the Offer. After consummating the Offer, we expect that future increases or decreases in earnings per share, if any, are likely to be greater than would be the case if such purchases had not been consummated.

     NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER OR NOT TO TENDER ANY OR ALL OF YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. WE URGE YOU TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES. WE ARE NOT AWARE THAT ANY OF OUR DIRECTORS, EXECUTIVE OFFICERS OR CONTROL PERSONS INTEND TO TENDER ANY SHARES IN THE OFFER.

     We have no current intention either to make any future tender offers for Shares or to acquire additional Shares. We may, however, buy Shares on the open market to fund stock-based compensation plans or in private transactions. Any such purchases may be on terms that are more or less favorable to shareholders than the terms of the Offer. Rule 13e-4 under the Exchange Act prohibits our control persons and us from buying Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date for Shares of such class. Any possible future purchases we make will depend on many factors, including the then current market price of the Shares, our business and financial position, and general economic and market conditions existing at that time.

     Shares we acquire pursuant to the Offer will become treasury shares and will be available for us to use without further shareholder action (except as required by applicable law or the rules of the NYSE). We could use Shares without shareholder approval to acquire other businesses, to raise additional capital, and/or to distribute as stock dividends. We have no current plans for the Shares we acquire pursuant to the Offer.

9.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that we buy 1,500,000 Class A Shares and 6,800,000 Class B Shares pursuant to the Offer at Purchase Prices of $73.00 per Share, we expect the maximum aggregate cost to be approximately $606 million. We intend to enter into one or more credit facilities satisfactory to us to provide the financing necessary for the Offer.

10.  CERTAIN INFORMATION ABOUT US.

     Brown-Forman Corporation was incorporated in Delaware in 1933 as the successor to a business founded in 1870 as a partnership and incorporated in Kentucky in 1901. Our principal executive offices are located at 850 Dixie Highway, Louisville, Kentucky 40210-1091 (mailing address: P.O. Box 1080, Louisville, Kentucky 40201-1080), and our telephone number is (502) 585-1100. We and our subsidiaries employ approximately 6,700 people in more than 30 locations in the U.S. and abroad.

     We and our subsidiaries manufacture and market high quality, consumer branded products in two business segments: wines and spirits, and consumer durables.

     SUMMARY HISTORICAL FINANCIAL INFORMATION. The following table sets forth certain summary audited and unaudited historical financial information about us. The historical financial information for the years ended April 30, 2002 and 2001 have been summarized from our audited consolidated financial statements in our 2002 Annual Report on Form 10-K. The historical financial information for the six-month periods ended October 31, 2002 and 2001 has been summarized from our unaudited consolidated financial statements as set out in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2002. You should read the following summary historical financial information together with such audited and unaudited consolidated financial statements and their related notes.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

                                                         12 MONTHS ENDED         6 MONTHS ENDED
                                                        ------------------    --------------------
                                                        4/30/01    4/30/02    10/31/01    10/31/02
                                                        -------    -------    --------    --------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA AND
                                                                    FINANCIAL RATIOS)
INCOME STATEMENT
Net Sales.............................................  $2,180     $2,208      $1,121      $1,171
Cost of Sales.........................................   1,027      1,075         544         585
                                                        ------     ------      ------      ------
Gross Profit..........................................   1,153      1,133         577         586
Operating Expenses....................................     779        780         392         406
                                                        ------     ------      ------      ------
Operating Income......................................     374        353         185         181
Interest Expense, net.................................      (8)        (5)         (3)         (2)
Income Taxes..........................................    (133)      (120)        (63)        (62)
                                                        ------     ------      ------      ------
Net Income............................................  $  233     $  228      $  119      $  117
                                                        ======     ======      ======      ======
Earnings Per Share (basic and diluted)................  $ 3.40     $ 3.33      $ 1.74      $ 1.71
Weighted # shares (diluted)...........................  68.568     68.484      68.498      68.592
Ratio of Earnings to fixed charges....................   14.8x      18.9x       17.8x       21.2x

                                                         12 MONTHS ENDED         6 MONTHS ENDED
                                                        ------------------    --------------------
                                                        4/30/01    4/30/02    10/31/01    10/31/02
                                                        -------    -------    --------    --------
BALANCE SHEET
ASSETS:
Total Current Assets..................................  $1,000     $1,029      $1,129      $1,211
PP&E, net.............................................     418        437         431         446
Goodwill..............................................     247        247         247         247
Other Assets..........................................     275        304         285         311
                                                        ------     ------      ------      ------
Total Assets..........................................  $1,939     $2,016      $2,093      $2,215
                                                        ======     ======      ======      ======
LIABILITIES:
Total Current Liabilities.............................     538        495         645         633
Long Term Debt........................................      40         40          40          40
Deferred Income Taxes.................................      62         58          44          36
Accrued Postretirement Benefits.......................      59         60          59          61
Other Liabilities.....................................      53         52          53          56
                                                        ------     ------      ------      ------
Total Liabilities.....................................     752        705         842         827
Shareholders' Equity..................................   1,187      1,311       1,251       1,388
Total Liabilities and Shareholders' Equity............  $1,939     $2,016      $2,093      $2,215
                                                        ======     ======      ======      ======
Book Value Per Share..................................  $17.31     $19.14      $18.26      $20.24

     UNAUDITED PRO FORMA FINANCIAL INFORMATION. The following unaudited pro forma financial information:

         (a) illustrates certain pro forma effects of the anticipated use of cash and marketable securities and the increase in debt incurred to fund the Offer (see Section 9) and assumes the repurchase of 8,300,000 Shares at a $63.00 Purchase Price and at a $73.00 Purchase Price, respectively, plus the related transaction fees and expenses;

         (b) assumes that the transaction had occurred as of the first day of the period presented for the condensed consolidated statements of income, and as of the date of the condensed consolidated balance sheet; and

         (c) should be read in connection with the notes below and the audited and unaudited financial statements and related notes in our 2002 Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q for the period ended October 31, 2002.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

                                12 MONTHS ENDED 4/30/02                6 MONTHS ENDED 10/31/02
                          ------------------------------------   ------------------------------------
                                       AT MINIMUM   AT MAXIMUM                AT MINIMUM   AT MAXIMUM
                                        ($63 PER     ($73 PER                  ($63 PER     ($73 PER
                          HISTORICAL     SHARE)       SHARE)     HISTORICAL     SHARE)       SHARE)
                          ----------   ----------   ----------   ----------   ----------   ----------
                                   (IN MILLIONS, EXCEPT PER SHARE DATA AND FINANCIAL RATIOS)
INCOME STATEMENT
Net Sales...............    $2,208       $2,208       $2,208       $1,171       $1,171       $1,171
Operating Income........       353          353          353          181          181          181
Interest Expense,
  net(1)................        (5)         (26)         (29)          (2)         (12)         (14)
                            ------       ------       ------       ------       ------       ------
Pre-Tax Income..........       348          327          324          179          168          167
Taxes(2)................      (120)        (113)        (112)         (62)         (58)         (58)
                            ------       ------       ------       ------       ------       ------
Net Income..............    $  228       $  214       $  212       $  117       $  110       $  109
                            ======       ======       ======       ======       ======       ======
Weighted # of shares
  (diluted).............    68.484       60.184       60.184       68.592       60.292       60.292
EPS.....................    $ 3.33       $ 3.56       $ 3.52       $ 1.71       $ 1.83       $ 1.81
                            ======       ======       ======       ======       ======       ======
Book Value Per Share....    $19.14       $13.28       $11.90       $20.24       $14.45       $13.07
Ratio of Earnings To
  Fixed Charges.........     18.9x         9.2x         8.6x        21.2x         9.9x         8.9x

                                12 MONTHS ENDED 4/30/02                6 MONTHS ENDED 10/31/02
                          ------------------------------------   ------------------------------------
                                       AT MINIMUM   AT MAXIMUM                AT MINIMUM   AT MAXIMUM
                                        ($63 PER     ($73 PER                  ($63 PER     ($73 PER
                          HISTORICAL     SHARE)       SHARE)     HISTORICAL     SHARE)       SHARE)
                          ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET
ASSETS:
Total Current Assets....    $1,029       $1,029       $1,029       $1,211       $1,211       $1,211
PP&E, net...............       437          437          437          446          446          446
Goodwill................       247          247          247          247          247          247
Other Assets............       304          304          304          311          311          311
                            ------       ------       ------       ------       ------       ------
Total Assets............    $2,016       $2,016       $2,016       $2,215       $2,215       $2,215
                            ======       ======       ======       ======       ======       ======

                                12 MONTHS ENDED 4/30/02                6 MONTHS ENDED 10/31/02
                          ------------------------------------   ------------------------------------
                                       AT MINIMUM   AT MAXIMUM                AT MINIMUM   AT MAXIMUM
                                        ($63 PER     ($73 PER                  ($63 PER     ($73 PER
                          HISTORICAL     SHARE)       SHARE)     HISTORICAL     SHARE)       SHARE)
                          ----------   ----------   ----------   ----------   ----------   ----------
LIABILITIES:
Total Current
  Liabilities...........       495          495          495          633          633          633
Long Term Debt..........        40          552          635           40          557          640
Deferred Income Taxes...        58           58           58           36           36           36
Accrued Postretirement
  Benefits..............        60           60           60           61           61           61
Other Liabilities.......        52           52           52           56           56           56
                            ------       ------       ------       ------       ------       ------
Total Liabilities.......       705        1,217        1,300          827        1,344        1,427
Shareholders' Equity....     1,311          799          716        1,388          871          788
Total Liabilities and
  Shareholders'
  Equity................    $2,016       $2,016       $2,016       $2,215       $2,215       $2,215
                            ======       ======       ======       ======       ======       ======
Book Value Per Share....    $19.14       $13.28       $11.90       $20.24       $14.45       $13.07

---------------
(1) The interest rates on borrowings to finance the Offer were assumed to be 4.0% for both the year ended April 30, 2002 and the six months ended October 31, 2002.

(2) The tax rate was assumed to be 34.5% for both the year ended April 30, 2002 and the six months ended October 31, 2002.

     RECENT TRANSACTIONS. On December 31, 2002 we completed our acquisition of an additional 35% interest in Finlandia Vodka Worldwide, the company that owns the Finlandia brand and trademark, for 70.2 million euros, which increased our ownership to 80%. Altia Corp., the other shareholder, has an option to require us to purchase its remaining 20% interest during 2005 or 2006 for approximately 39 million euros plus interest of 4.5% per year from August 1, 2000. On or about February 11, 2003 we expect to complete the previously announced acquisition of an additional 55% interest in Distillerie Tuoni e Canepa, the owner and producer of the Tuaca liqueur brand, which will increase our ownership to 100%.

     ADDITIONAL INFORMATION. Additional information about us is set out in our Annual Report on Form 10-K for the year ended April 30, 2002; our 2002 Annual Report to Shareholders; our Proxy Statement dated June 28, 2002; and our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2002. We have also filed a Tender Offer Statement on Schedule TO ("Schedule TO") with the Commission that includes additional information about the Offer. We regularly file with the Commission reports on Form 10-K, Form 10-Q and Form 8-K as well as other periodic reports, proxy statements, and other information (including information about our directors and officers, their holdings of Shares, our principal shareholders, and any material interest of such persons in transactions with us). We may make such filings during the Offer, and you should review those filings in making your decision whether to tender shares or, having tendered shares, whether to withdraw them.

     These filings are available at www.b-f.com or you may inspect and copy them at the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies by mail from the Commission's Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings are also available to the public on the Commission's Internet site at www.sec.gov and may be accessed by using our CIK number: 0000014693.

11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS, TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     The 1,500,000 Class A shares that we are offering to buy represent approximately 5.2% of the 28,891,260 Class A Shares outstanding as of January 31, 2003, and the 6,800,000 Class B Shares that we are offering to buy represent approximately 17.2% of the 39,530,357 Class B Shares outstanding as of the same date.

     We are not aware that any of our directors, executive officers, or control persons intend to tender any Shares in the Offer. If we purchase 1,500,000 Class A Shares and 6,800,000 Class B Shares pursuant to the

Offer and none of our directors, executive officers or control persons tenders Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, our directors, executive officers and control persons as a group would beneficially own approximately 70.3% of the outstanding Class A Shares and approximately 39.1% of the outstanding Class B Shares.

     The following table sets forth the "beneficial ownership" of our directors, executive officers and control persons (the "control persons" being the same as those identified in our proxy statement dated June 28, 2002). Except where noted in the table, the business address and telephone number of each individual listed in the table is 850 Dixie Highway, Louisville, Kentucky 40201, (502) 585-1100. This information is presented as of January 31, 2003. "Beneficial Ownership," as used here, includes shares of which a person has sole or shared voting and/or investment power, as well as all shares underlying options that are exercisable within 60 days. Under this definition, "Beneficial Owners" may or may not receive any economic benefit (such as receiving either dividends or sales proceeds) from the shares attributed to them, and shares may be "beneficially owned" by more than one person. Some "beneficial owners" share voting and/or investment power as members of advisory committees of certain trusts of which corporate fiduciaries are the trustees. Counting each share only once, our directors, executive officers and control persons, as a group, beneficially own an aggregate of 19,254,932 (approximately 66.7%) of the outstanding Class A Shares and an aggregate of 12,797,622 (approximately 32.4%) of the outstanding Class B Shares.

                                               CLASS A COMMON STOCK                             CLASS B COMMON STOCK
                                  ----------------------------------------------   ----------------------------------------------
                                                          SOLE & SHARED VOTING
                                        VOTING &                    &                                          SOLE & SHARED
                                    INVESTMENT POWER        INVESTMENT POWER         INVESTMENT POWER        INVESTMENT POWER
                                  --------------------   -----------------------   --------------------   -----------------------
NAME                               SOLE       SHARED       TOTAL      % OF CLASS    SOLE       SHARED       TOTAL      % OF CLASS
----                               ----       ------       -----      ----------    ----       ------       -----      ----------
Donald C. Berg..................      302            0          302         *       10,234            0       10,234         *
Ina B. Bond.....................  979,149    3,337,283    4,316,432      14.9%      18,290    4,613,462    4,631,752      11.7%
Barry D. Bramley................      100            0          100         *       11,891            0       11,891         *
Geo. Garvin Brown III...........   62,309    1,310,594    1,372,903       4.7%      11,442       43,973       55,415         *
Owsley Brown II.................  225,217    5,563,780    5,788,997      19.9%     111,297    4,688,947    4,800,244      12.2%
W.L. Lyons Brown, Jr.(1)........  731,782   13,194,649   13,926,431      48.0%      12,218   12,371,373   12,383,591      31.3%
Donald G. Calder................    6,000            0        6,000         *        5,259            0        5,259         *
Michael B. Crutcher.............    7,663            0        7,663         *       14,727            0       14,727         *
Owsley Brown Frazier............  580,225   11,720,978   12,301,203      42.4%      70,836    7,680,994    7,751,830      19.6%
Stanley E. Krangel(2)...........        0            0            0         *        7,399            0        7,399         *
Lois A. Mateus..................    5,378            0        5,378         *       11,877            0       11,877         *
Richard P. Mayer................    3,000            0        3,000         *        8,259            0        8,259         *
Stephen E. O'Neil...............        0            0            0         *        6,829          500        7,329         *
Lawrence K. Probus..............    3,807            0        3,807         *       10,144            0       10,144         *
Matthew R. Simmons..............      600            0          600         *          999            0          999         *
William M. Street...............  560,549            0      560,549       1.9%      42,407            0       42,407         *
Dace Brown Stubbs...............    1,000    9,604,864    9,605,864      33.1%       7,635    7,680,994    7,688,629      19.5%
James S. Welch, Jr..............       42            0           42         *        8,496        2,000       10,496         *
Phoebe A. Wood..................        0            0            0         *            0            0            0         *
                                  =======   ==========   ==========      ====      =======   ==========   ==========      ====

---------------
 *  Less than 1%

(1) 501 South Fourth Avenue, Louisville, Kentucky 40202, (502) 585-8935

(2) 100 Lenox Drive, Lawrenceville, New Jersey 08648, (609) 844-1314

     Except for intra-family transactions, including but not limited to annual exclusion gifts, routine open market purchases on behalf of participants in our Employee Stock Purchase and Dividend Reinvestment Plans, open market purchases by a trustee to acquire shares for our option plans, and similar transactions, neither we nor any of our directors, executive officers or control persons have engaged in transactions involving Shares in the 60 days preceding the date of the Offer. Further information on transactions involving Shares during the 60 days preceding the date of the Offer will be made available by amendment to Schedule TO. See Section 10, "Certain Information About Us -- Additional Information."

     Under our Omnibus Compensation Plan, we can grant stock options and other stock-based awards for a total of 3,400,000 shares of common stock to our eligible employees until April 30, 2005. The Omnibus Compensation Plan limits shares delivered to shares that we purchase in the market for this purpose. No new shares may be issued.

     We grant stock options at an exercise price of not less than the fair market value of the underlying stock on the grant date. Except for the stock options granted at an exercise price of $100 per share, stock options granted under the Omnibus Compensation Plan become exercisable after three years from the first day of the fiscal year of grant and expire seven years after that date. Stock options we have granted with an exercise price of $100 per share become exercisable on May 1, 2006 and expire on September 1, 2007. Additionally, directors may receive stock options under our Non-Employee Director Compensation Plan.

     Except as set out in this Offer to Purchase, none of our directors, executive officers, control persons or subsidiaries is a party to any contract, arrangement, understanding, or relationship with Brown-Forman that is material to a shareholder's decision whether to sell, tender or hold Shares.

     Neither we nor any of our directors, executive officers or control persons is a party to any agreement with any other person with respect to any of our securities, including but not limited to any agreement, arrangement or understanding concerning the transfer or voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations. Except as disclosed in this Offer to Purchase, we have not entered into any material contractual commitments that relate to or would result in:

         (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present dividend rate or policy, indebtedness or capitalization;

         (d) any change in our present board of directors or senior management;

         (e) any other material change in our corporate structure or business;

         (f) any class of our equity securities being delisted from the NYSE or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

         (g) any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

         (h) the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

         (i) the acquisition by any person of additional securities, or the disposition of our securities; or

         (j) any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, we anticipate that there will still be enough Shares of each class outstanding after the Offer to ensure a reasonably liquid trading market for them. Based on the published guidelines of the NYSE, we do not believe that our purchase of Shares pursuant to the Offer will cause Shares of either class to be delisted from the NYSE.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect (among other things) of allowing brokers to extend credit on the collateral of the Shares. We believe that, following the repurchase of Shares pursuant to the Offer, Shares of each class will continue to be "margin securities" for the purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires (among other things) that we furnish certain information to our shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares of either class becoming eligible for deregistration under the Exchange Act.

13.  CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS.

     We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Shares in the Offer or of any approval or other action by any governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for our acquisition of Shares in the Offer. Should any such approval or other action be required, we expect to seek such approval or other action. We cannot predict whether we may determine that we will have to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure that we could get any such approval or other action, if needed, or that we could get it without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Shares are subject to the conditions set out in Section 6.

14.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     We have included the following federal income tax discussion for general information only. The discussion is directed primarily to shareholders who hold their Shares as "capital assets" (which means, generally, assets held neither as inventory nor for sale to customers) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to consider all aspects of federal income taxation that may be relevant to a particular shareholder. Certain shareholders, including insurance companies, tax-exempt organizations, financial institutions, foreign persons, broker-dealers, and shareholders who received their Shares as compensation may be subject to special rules not discussed below.

     THIS DISCUSSION DOES NOT CONSIDER THE EFFECT OF ANY APPLICABLE FOREIGN, STATE, LOCAL, OR OTHER TAX LAWS. WE URGE YOU TO CONSULT A TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

     IN GENERAL. Your sale of Shares pursuant to the Offer will be a redemption taxable to you under federal income tax laws, and may also be taxable under applicable foreign, state, local, and other tax laws. Whether proceeds of the redemption are treated as dividend income or as capital gain will depend on your particular facts. Any capital gain or loss will be long-term capital gain or loss if you held the Shares sold for more than one year at the time of the sale and short-term capital gain or loss if you held such Shares for one year or less at such time.

     DIVIDEND VS. EXCHANGE TREATMENT. The amount and character of the income recognized on a sale pursuant to the Offer will depend on whether the sale is treated as a "dividend" or, instead, as an "exchange" of the Shares. Under Code
Section 302, your sale of Shares pursuant to the Offer will in most instances be treated as an "exchange" on which you will recognize gain or loss if the sale:

         (a) is "substantially disproportionate" for you;

         (b) is "not essentially equivalent to a dividend" for you; or

         (c) results in a "complete termination" of your stock interest in us.

     If you meet any of the three tests for "exchange" treatment, you will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and your adjusted tax basis in the Shares sold. Such recognized gain or loss will be capital gain or loss if you hold the Shares as a capital asset (assuming you are not a "dealer in securities"). Finally, the special rules of Code Section 1236 govern whether a "dealer in securities" will have capital gains; those rules are beyond the scope of this discussion.

     To determine whether you meet any of the three tests under Code Section 302, you must take into account not only Shares you actually own, but also Shares you constructively own within the meaning of Code Section 318. For the purposes of the "not essentially equivalent to a dividend" test and the "complete termination" test, you should take into account both actual and constructive ownership of our Class A and Class B Shares. Under Code Section 318, you may constructively own Shares that are actually owned, and in some cases constructively owned, by certain related individuals and certain related entities in which you, a related individual, or a related entity has an interest. Moreover, you may constructively own Shares that you or a related individual or entity has the right to acquire by the exercise of an option or warrant. Under certain circumstances, however, you may avoid the constructive ownership of Shares owned by family members solely for the purpose of determining whether there has been a complete termination of interest if (a) you do not actually own any Shares after our purchase; and (b) you file an effective waiver with the Internal Revenue Service ("IRS"). Please consult your tax advisor regarding such a waiver.

     "SUBSTANTIALLY DISPROPORTIONATE": A sale of stock pursuant to the Offer will be "substantially disproportionate" for you if immediately after the sale:

         (a) the percentage of outstanding Class A Shares you actually or constructively own (treating as not outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of outstanding Class A Shares you actually or constructively owned immediately before the sale of Shares (treating as outstanding all Shares purchased pursuant to the Offer); and

         (b) you meet the 80% test of part (a) above not only for Class A Shares alone, but also for Class A Shares and Class B Shares combined; the latter determination must be made by reference to fair market value.

     In such cases, a shareholder who achieves an otherwise substantially disproportionate reduction in ownership by tendering Shares as the final step in a series of prior redemptions will nonetheless fail to meet the "substantially disproportionate" test.

     In addition, the "substantially disproportionate" test will not be available to tendering shareholders who own only Class B shares (which are non-voting). Such shareholders may, however, be able to satisfy the "not essentially equivalent to a dividend" or the "complete termination" tests, below.

     "NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND": Even if your receipt of cash fails to meet the "substantially disproportionate" test, you may nevertheless meet the "not essentially equivalent to a dividend" test. Whether you meet this test will depend on your facts and circumstances. In any case, the sale must result in a "meaningful reduction" in your percentage interest in us, taking into account the constructive ownership rules. In measuring any change in your percentage interest, this test takes into account all Shares we purchase pursuant to the Offer, including Shares purchased from other shareholders. In some cases, a shareholder who achieves an otherwise "meaningful reduction" in ownership by tendering shares as the final step in a series of prior redemptions will nonetheless fail to meet the "not essentially equivalent to a dividend" test. If you intend to rely on the "not essentially equivalent to a dividend" test to get capital gains treatment, consult a tax advisor.

     "COMPLETE TERMINATION": Finally, your sale of Shares pursuant to the Offer will be deemed to result in a "complete termination" of your interest in us if, immediately after the sale, either:

         (a) you own, actually and constructively, no Class A Shares or Class B Shares; or

         (b) you actually own no Class A Shares or Class B Shares and would constructively own only Shares as to which you are eligible to waive, and do effectively waive such constructive ownership under the procedures described in Code Section 302(c)(2), as discussed above.

     Even if all the Shares you actually and constructively own are tendered pursuant to the Offer, proration of the offer may result in our purchasing fewer than all of those Shares. Accordingly, you should consider whether proration may adversely affect your qualification for "exchange" treatment. Moreover, you should be aware that the IRS may take into account contemporaneous dispositions or acquisitions of shares of our stock that are deemed for federal income tax purposes to be part of an integrated transaction with the Offer to determine whether you meet any of the tests for "exchange" treatment under Code Section
302. If you have any questions as to whether your payment for your Shares will get exchange treatment, consult a tax advisor.

     If you do not meet any of the three tests under Code Section 302, you will be treated as having received a dividend in an amount equal to the full amount of cash received pursuant to the Offer, provided that we have sufficient current or accumulated earnings and profits (as we believe we do). In that case, your tax basis in the redeemed Shares will not reduce the amount of the dividend and the amount of cash received will be treated as ordinary income; your tax basis in the redeemed Shares will be added to the tax basis of your remaining Shares.

     CORPORATE DIVIDENDS-RECEIVED DEDUCTION. If a sale of Shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a dividends-received deduction equal to 70% of the dividend. Corporate shareholders should, however, consider the effect of Code Section 246(c), which, in part, disallows the 70% dividends-received deduction for stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss for the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Code Section 246A, if a corporate shareholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the ratio of the amount of such indebtedness to the total adjusted tax basis in the Shares. This discussion does not apply to any shareholder which is a foreign corporation not actively engaged in a trade or business in the United States.

     In addition, any amount received by a corporate shareholder that is treated as a dividend is likely to constitute an "extraordinary dividend" under Code
Section 1059 by reason of the application of Code Section 1059(e)(1)(B) (relating to non-pro-rata redemptions). Accordingly, without regard to the holding period of the Shares, a corporate shareholder may be required to reduce its tax basis (but not below zero) in its Shares by the non-taxed portion of the dividend (that is, the portion of the dividend for which a deduction is allowed), and if such portion exceeds the shareholder's tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which a sale or disposition of such Shares occurs (which, in certain circumstances, may be the year in which Shares are sold pursuant to the Offer).

     The term "extraordinary dividend" also includes any dividend which exceeds the greater of 10% of the adjusted tax basis of the shareholder's Shares or 10% of the fair market value of the Shares. For this purpose, other dividends received that have an ex-dividend date within 85 days of a dividend are aggregated. Further, if a taxpayer receives aggregate dividends exceeding 20% of the adjusted basis of the taxpayer's stock, such dividends having ex-dividend dates within 365 days of the dividend, then the dividends also constitute "extraordinary dividends" and the taxpayer must reduce its basis under Code
Section 1059. Code Section 1059 applies only to stock that has not been held for more than two years before the dividend announcement date unless, among other things, the redemption is not pro rata to all shareholders. Additionally, if the corporate shareholder is required under Code Section 1059 to reduce its stock basis, then the non-taxed portion of all dividend distributions within an 85- or 365-day period referred to above, including regular quarterly dividend distributions, reduce the corporate shareholder's basis in the Shares. Corporate shareholders should consult their tax advisors concerning the application of Code Section 1059 to their particular situations.

     FOREIGN SHAREHOLDERS. A "foreign shareholder" generally is any shareholder that is not, under United States tax laws, (a) a citizen or resident of the United States; (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any State; or (c) an estate or trust the income of which is subject to U.S. income taxation regardless of its source. The Depositary will withhold federal income taxes equal to 30% of the gross amounts paid to a foreign shareholder or that shareholder's agent unless the Depositary determines that (1) a reduced rate of withholding applies pursuant to a tax treaty; or (2) an exemption from withholding applies because such gross amounts are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States.

     Dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of withholding. Therefore, the Depositary will determine the applicable rate of withholding by reference to a shareholder's address, unless the facts and circumstances indicate that such reliance is not warranted or if applicable law (such as an applicable treaty or Treasury regulation thereunder) requires some other method for determining a shareholder's residence.

     To claim an exemption from withholding on the ground that gross amounts paid pursuant to the Offer are effectively connected with the conduct of a trade or business by the foreign shareholder within the United

States, the foreign shareholder must deliver to the Depositary a properly executed statement claiming such exemption. You can obtain such statements, on IRS Form 4224, from the Depositary. If the gross amounts are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States, the gross amounts (as adjusted by any applicable deductions) would be subject to U.S. federal income tax at regular graduated rates and would be exempt from the 30% withholding tax described above.

     If you are a foreign shareholder eligible for a reduced rate of U.S. withholding tax either pursuant to a tax treaty or because you meet the "complete termination," "substantially disproportionate," or "not essentially equivalent to a dividend" test, you generally may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Please consult your own tax advisers regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

     SHARES TENDERED FROM THE BROWN-FORMAN STOCK FUND. No tax is due from the Trustee or from any participant upon any purchase of Shares tendered by the Trustee of the Brown-Forman Corporation 401(k) Plans. See Section 3(g).

     This discussion does not address all aspects of U.S. federal taxation or any aspects of foreign, state or local tax law that may be relevant to foreign shareholders in light of their personal circumstances. Each foreign shareholder is advised to consult a personal tax adviser with respect to the consequences of participating in the Offer. Any foreign shareholder that owns or has owned, either directly or under rules of constructive ownership, more than 5% of our stock should review with a personal tax advisor the consequences, if any, of Code Section 897, relating to U.S. Real Property Holding Corporations.

     WE INTEND THE ABOVE TAX DISCUSSION TO PROVIDE GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES TO YOU OF A SALE PURSUANT TO THE OFFER WILL VARY DEPENDING, AMONG OTHER THINGS, ON YOUR PARTICULAR CIRCUMSTANCES. THIS TAX DISCUSSION PROVIDES NO INFORMATION AS TO ANY STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER. WE URGE YOU TO CONSULT YOUR TAX ADVISORS WITH REGARD TO FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF YOUR SALE OF SHARES PURSUANT TO THE OFFER, INCLUDING ANY APPLICATION TO YOU OF THE CONSTRUCTIVE STOCK OWNERSHIP RULES DISCUSSED ABOVE.

15.  EXTENSION OF OFFER; TERMINATION; AMENDMENTS.

     We may, at any time or from time to time by giving oral or written notice of such extension to the Depositary:

         (a) extend the Offer for both classes of Shares;

         (b) extend the Offer for one class of Shares without extending the Offer for the other class of Shares; or

         (c) extend the Offer to different dates for each class of Shares.

     We may also terminate the Offer and not accept for payment or pay for any Shares not already accepted for payment, or, subject to applicable law, postpone acceptance for payment for Shares, upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination or postponement to the Depositary. Any such delay in the acceptance of Shares or the payment for Shares will be by an extension of the Offer. Subject to compliance with applicable law, we may amend the Offer in any respect.

     We will announce publicly any extension, termination, postponement, or amendment of the Offer as quickly as practicable. Without limiting the manner in which we may choose to make a public announcement, we are not required to publish, advertise, or otherwise communicate any such public announcement other than by press release to the Dow Jones News Service and Reuters Economic Services.

     If we materially change the terms of the Offer for a class of Shares or the information concerning the Offer for such class, or if we waive a material condition of the Offer for such class, we will extend the Offer for such class to the extent required by Rule 13e-4 under the Exchange Act. That rule requires that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought or a change in the Dealer Manager's soliciting fee) will depend on the facts, including the relative materiality of such terms or information. The Offer for such class of Shares will continue or be extended for at least ten business days from the time we publish a notice that we will: (a) change the prices offered for Shares; or (b) increase (by more than 2% of the outstanding Shares of such class) or decrease the number of Shares of such class we seek; or (c) increase or decrease the Dealer Manager's soliciting fee. After the termination or withdrawal of the Offer, we will either pay the consideration offered or return the tendered Shares.

16.  FEES AND EXPENSES.

     (a) THE DEALER MANAGER. We have retained Goldman, Sachs & Co. as our Dealer Manager in connection with the Offer. We will pay the Dealer Manager a $600,000 financial advisory fee plus a fee for serving as Dealer Manager in the amount of ten cents ($0.10) per Share for each Share purchased by us pursuant to the Offer. We will also reimburse the Dealer Manager for its reasonable out-of-pocket expenses relating to the Offer, including the reasonable fees and expenses of its counsel. We have agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under federal securities laws.

     The Dealer Manager has rendered various investment banking and other advisory services to us in the past, for which it received customary compensation from us. We expect the Dealer Manager to continue to render such services, for which it will continue to receive customary compensation from us.

     (b) THE INFORMATION AGENT AND DEPOSITARY. We have retained Georgeson Shareholder Communications Inc. as Information Agent and National City Bank as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telex, telegraph, and personal interviews, and may request brokers, dealers, and other nominee shareholders to forward materials relating to the Offer to beneficial owners. We will pay the Depositary and the Information Agent reasonable and customary compensation for their services. We will also reimburse the Depositary and the Information Agent for out-of-pocket expenses, including reasonable fees and expenses of its counsel, and we have agreed to indemnify the Depositary and the Information Agent against certain liabilities in connection with the Offer, including certain liabilities under federal securities laws.

     We will, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials about the Offer to the beneficial owners for which they act as nominees. We have not authorized any broker, dealer, commercial bank, trust company or other person to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of this Offer. We will pay (or cause to be paid) any stock transfer taxes on our purchases of Shares, except as provided otherwise in
Section 5 above and in Instruction 7 of the Letters of Transmittal.

17.  MISCELLANEOUS.

     We are not making the Offer to, nor will we accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is described in
Section 10 with respect to information concerning us.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY OTHER DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

                                          BROWN-FORMAN CORPORATION

February 4, 2003

The Depositary will accept legible copies of the Letters of Transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the Letters of Transmittal and certificates for the Shares and any other required documents to the Depositary at one of its addresses set out below:

                                The Depositary:

                               National City Bank

       By Mail or by Overnight Courier:                           By Hand:
          Corporate Trust Operations                     Corporate Trust Operations
                 Locator 5352                                   Locator 5352
          Third Floor -- North Annex                     Third Floor -- North Annex
            4100 West 150th Street                         4100 West 150th Street
            Cleveland, Ohio 44135                          Cleveland, Ohio 44135
                                                                     or
          By Facsimile Transmission:
                                                        The Depository Trust Company
                (216) 252-9163                          Transfer Agent Drop Service
                                                              55 Water Street
                                                           Jeanette Park Entrance
                                                          New York, New York 10041

Please contact the Information Agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the Offer to Purchase and the Letters of Transmittal and the Notices of Guaranteed Delivery. You may also contact the Dealer Manager or your broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of your shares, please contact the Depositary.

                             The Information Agent:

                          [GEORGESON SHAREHOLDER LOGO]

                   Georgeson Shareholder Communications Inc.
                          17 State Street, Tenth Floor
                            New York, New York 10004
                            Toll Free (866) 203-2582

                        Banks and Brokers Call Collect:
                                 (212) 440-9800

                              The Dealer Manager:

                              Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                        (800) 323-5678 (Call Toll Free)